UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Del Taco Restaurants, Inc.
(Name of registrant as specified in its charter)
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25521 Commercentre Drive
Lake Forest, CA 92630
April 5, 2018
Dear Shareholder:
I invite you to the Annual Meeting of Shareholders of Del Taco Restaurants, Inc. (the “Company”). This year’s meeting will be held on May 17, 2018, at 9:00 a.m. Pacific Time at 25521 Commercentre Drive, Lake Forest, California.
Our directors and representatives of our senior management plan to attend the meeting. We will consider the items of business listed in the attached formal notice of meeting and proxy statement. Our 2017 Annual Report accompanies this proxy statement.
Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please cast your vote, as instructed in the Notice Regarding Availability of Proxy Materials or proxy card, over the Internet or by telephone, as promptly as possible. If you received only a Notice Regarding Availability of Proxy Materials in the mail or by electronic mail, you may also request a paper proxy card to submit your vote by mail, if you prefer. However, we encourage you to vote over the Internet because it is convenient and will save printing costs and postage fees, as well as natural resources.
On behalf of the management team and your Board of Directors, thank you for your support and interest in Del Taco Restaurants, Inc.

Sincerely,
John D. Cappasola, Jr.
Chief Executive Officer

Del Taco Restaurants, Inc.
Notice of 2018 Annual Meeting of Shareholders
and Proxy Statement
To the Shareholders of
Del Taco Restaurants, Inc.:
The Annual Meeting of Shareholders of Del Taco Restaurants, Inc. (the “Company”) will be held at 25521 Commercentre Drive, Lake Forest, California, on May 17, 2018 at 9:00 a.m. Pacific Time to consider and vote upon the following proposals:
1. Election of two Class II directors with terms expiring at the 2021 Annual Meeting of Shareholders.
2. Ratification of the appointment of Ernst & Young LLP (“Ernst &Young”) as the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2019.
We may also transact any other business as may properly come before the meeting and any adjournments or postponements thereof.
Shareholders of record of the Company’s common stock as of the close of business on March 21, 2018 are entitled to receive notice of the Annual Meeting of Shareholders and to vote. Shareholders who hold shares in street name may vote through their brokers, banks or other nominees.
Regardless of the number of shares you own, please vote. All shareholders of record can vote (i) over the Internet, (ii) by toll-free telephone (please see the proxy card for instructions), (iii) by written proxy by signing and dating the proxy card and returning it, or (iv) by attending the Annual Meeting of Shareholders in person. These various options for voting are described on the proxy card and in the accompanying proxy statement.
By order of the Board of Directors,
Jack T. Tang
Secretary and General Counsel
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held May 17, 2018. Our Proxy Statement and 2017 Annual Report are available at www.deltaco.com under “Investors.”
April 5, 2018

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS
Why have I received these materials? The Board of Directors is soliciting proxies for use at the Annual Meeting of Shareholders of the Company to be held on May 17, 2018. This proxy statement and the related proxy card are first being sent on or about April 5, 2018 to those persons who have requested to receive printed proxy materials and are entitled to vote at the Annual Meeting.
Who may vote? You are entitled to vote if our records show you held one or more shares of the Company’s common stock at the close of business on March 21, 2018, which we refer to as the record date. At that time, there were 38,445,409 shares of common stock outstanding and entitled to vote. Each share will entitle you to one vote at the Annual Meeting of Shareholders. For ten days prior to the Annual Meeting of Shareholders, during normal business hours, a complete list of all shareholders on the record date will be available for examination by any shareholder at the Company’s offices at 25521 Commercentre Drive, Lake Forest, CA 92630. The list of shareholders will also be available at the Annual Meeting of Shareholders.
How do I vote shares registered in my name? We are primarily furnishing proxy materials to our shareholders on the Internet, rather than mailing paper copies of the materials (including our 2017 Annual Report to Shareholders) to each shareholder. If you received only a Notice Regarding the Availability of Proxy Materials (the “Notice”) by mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received a Notice by mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.
We anticipate that the Notice will be mailed to our shareholders on or about April 5, 2018. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern Time, on May 16, 2018.
How will the Company representatives vote for me? The Company representatives, Steven L. Brake and Jack T. Tang or anyone else they choose as their substitutes, have been chosen to vote in your place as your proxies at the Annual Meeting of Shareholders. Whether you vote by proxy card, Internet or telephone, the Company representatives will vote your shares as you instruct them. If you submit a duly executed proxy card but do not indicate how you want your shares voted, the Company representatives will vote as the Board of Directors recommends. If there is an interruption or adjournment of the Annual Meeting of Shareholders before the agenda is completed, the Company representatives may still vote your shares when the meeting resumes. If a broker, bank or other nominee holds your common stock, they will ask you for instructions and instruct the Company representatives to vote the shares held by them in accordance with your instructions.
Can I change my vote after I have returned my proxy card or given instructions over the Internet or telephone? Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. Whether or not you vote using a traditional proxy card, through the Internet or by telephone, you may use any of those three methods to change your vote. Accordingly, you may change your vote either by submitting a proxy card prior to or at the Annual Meeting of Shareholders or by voting again before 11:59 p.m., Eastern Time, on May 16, 2018, the time at which the Internet and telephone voting facilities close. The later submitted vote will be recorded and the earlier vote will be revoked.
How do I vote shares held by a broker? If a broker, bank or other nominee holds shares of common stock for your benefit, and the shares are not in your name on the Company’s stock transfer records, then you are considered a “beneficial owner” of those shares. Shares held this way are sometimes referred to as being held in “street name.” In that case, if you have previously elected to receive a paper copy of your proxy materials, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instructions to your broker. If a proposal is routine, a broker or other entity holding shares for an owner in street or beneficial name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. Proposal 1, the proposal to elect directors, is considered a non-routine proposal. As a result, a broker or other entity holding shares for an owner in street name will not be able to vote on Proposal 1 unless such broker or entity receives voting instructions from the beneficial owner of the shares. Proposal 2, the proposal to ratify the appointment of Ernst & Young as the independent registered public accounting firm for the Company for fiscal 2018, is considered a routine proposal. As a result, a broker or other entity holding shares for an owner in street name are able to vote on Proposal 2, even if no voting instructions are provided by the beneficial owner of the shares. See “The effect of abstentions and broker non-votes” below.
Votes required for approval. Provided that a quorum is present, the nominees for a director receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting.  Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast by the shareholders present in person or represented by proxy at the meeting and entitled to vote on Proposal 2.
The effect of abstentions and broker non-votes. Abstentions are not counted as votes “for” or “against” a proposal, but are counted in determining the number of shares present or represented on a proposal for purposes of establishing a quorum.
As discussed above under “How do I vote shares held by a broker?”, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors (Proposal 1), your shares will be deemed broker non-votes and no votes will be cast on your behalf on Proposal 1. Because the election of a director requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting that are voted, abstentions and broker non-votes will not affect the outcome of Proposal 1. Because the proposal to ratify the appointment of Ernst & Young as the independent registered public accounting firm for the Company for fiscal 2018 (Proposal 2) is determined by a majority of votes cast by shareholders present in person or represented by proxy at the meeting and entitled to vote on the proposal, abstentions will have the same effect as a vote against Proposal 2. Broker non-votes will not affect the outcome of Proposal 2.
What constitutes a quorum for purposes of the Annual Meeting of Shareholders? There is a quorum when the holders of a majority of the Company’s outstanding common stock are present in person or represented by proxy. Withheld votes for the election of directors, proxies marked as abstentions and broker non-votes are treated as present in determining a quorum.
Do shareholders have any appraisal or dissenters’ rights on the matters to be voted on at the Annual Meeting of Shareholders? No, shareholders of the Company will not have rights of appraisal or similar dissenters’ rights with respect to any of the matters identified in this proxy statement to be acted upon at the Annual Meeting of Shareholders.
Who pays for this solicitation? The expense of preparing, printing and mailing this proxy statement and the accompanying material will be borne by the Company. Solicitation of individual shareholders may be made by mail, personal interviews, telephone, facsimile, electronic delivery or other telecommunications by officers and regular employees of the Company who will receive no additional compensation for those activities. We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.
What happens if other business not discussed in this proxy statement comes before the meeting? The Company does not know of any business to be presented at the Annual Meeting of Shareholders other than the two proposals discussed in this proxy statement. If other business comes before the meeting and is proper under Delaware law, the Company representatives will use their discretion in casting all of the votes they are entitled to cast.

What does it mean for the Company to be an “emerging growth company”? We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements that have been made available to such companies.
As an emerging growth company:

•	we are permitted to provide less extensive disclosure about our executive compensation arrangements; and

•	we are not required to give our shareholders non-binding, advisory “say-on pay” votes on executive compensation arrangements.
We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year following November 19, 2018, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the date on which we are deemed to be a large accelerated filer, and (4) the date on which we have issued more than $1.07 billion in non-convertible debt during the prior three-year period.
BACKGROUND
We were originally incorporated in Delaware on August 2, 2013 as Levy Acquisition Corp. (“LAC”), a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. On March 12, 2015, LAC entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among LAC, its wholly-owned subsidiary, Levy Merger Sub, LLC (“Merger Sub”), and Del Taco Holdings, Inc. (“DTH”), providing for the merger (the “Merger”) of Merger Sub with and into DTH, with DTH surviving the merger as our wholly-owned subsidiary (the “Business Combination”).
Concurrent with the execution of the Merger Agreement, Levy Epic Acquisition Company, LLC (“Levy Newco”), Levy Epic Acquisition Company II, LLC (“Levy Newco II” and with Levy Newco, the “Levy Newco Parties”), DTH and certain of DTH’s shareholders entered into a stock purchase agreement (the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, the Levy Newco Parties agreed to purchase 2,348,968 shares of DTH common stock from DTH for $91.2 million in cash, and to purchase 740,564 shares of DTH common stock directly from existing DTH shareholders for $28.8 million in cash (the “Initial Investment”). As a result of this Initial Investment, an aggregate of 3,089,532 shares of DTH common stock were purchased by the Levy Newco Parties for total cash consideration of $120.0 million.
On June 30, 2015 (the “Closing Date”), we consummated the Business Combination, and Merger Sub merged with and into DTH, with DTH surviving the merger as our wholly-owned subsidiary. In connection with the closing of the Business Combination, we changed our name from Levy Acquisition Corp. to Del Taco Restaurants, Inc.
On June 3, 2015, LAC changed its fiscal year to correspond with the fiscal year of DTH so that it will operate on a 52- or 53-week fiscal year ending on the Tuesday closest to December 31 for financial reporting purposes. Fiscal year 2015 was a 52-week period and ended on December 29, 2015. Fiscal year 2016 was a 53-week period and ended on January 3, 2017. Fiscal year 2017 was a 52-week period and ended on January 2, 2018. Fiscal year 2018 will be a 52-week period and will end on January 1, 2019.

BOARD RECOMMENDATIONS ON VOTING FOR PROPOSALS
The Board of Director’s recommendation for each proposal is set forth in this proxy statement together with the description of each proposal. In summary, the Board of Directors recommends a vote:

•	FOR Proposal 1 to elect two Class II directors.

•	FOR Proposal 2 to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2019.

PROPOSAL 1—ELECTION OF DIRECTORS
The Board of Directors of the Company consists of seven members, divided into three classes, with each class having a term of three years and until their successors are duly elected and qualified.
At this Annual Meeting of Shareholders, the shareholders will vote to re-elect two current Class II directors, Joseph Stein and Patrick D. Walsh. The Class II directors will have a term expiring at the 2021 Annual Meeting of Shareholders.
The Board of Directors has no reason to believe that any of the nominees will not serve if elected. If a nominee should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee, the Company representatives named on the proxy card will vote for the substitute nominee designated by the Board of Directors unless you submit a proxy withholding your vote from the nominee being substituted. Under our second amended and restated certificate of incorporation, vacancies are filled by the Board of Directors.
Recommendation
The Board of Directors unanimously recommends that shareholders vote FOR Proposal 1, the election of Joseph Stein and Patrick D. Walsh as Class II directors.
DIRECTORS
Nominees for Election for Class II Directors—Terms Expiring at the 2021 Annual Meeting of Shareholders
Joseph Stein (age 57) has served as a director since the consummation of the Business Combination. Mr. Stein has been a restaurant and franchise consultant since February 2011. Mr. Stein has also served as President of R&J Restaurants, LLC and Blaze IE LLC, Blaze Pizza franchises, since August 2013. Since April 2016, Mr. Stein has served on the Board of Directors of Home Franchise Concepts, a private equity owned franchisor of various brands including Budget Blinds. Since February 2014, Mr. Stein has served on the Board of Directors of the Orange County affiliate of the Susan G. Komen Foundation, a non-profit charity. From January 2009 to February 2011, Mr. Stein was the Senior Vice President of Strategy & Innovation for El Pollo Loco, Inc., a restaurant concept, and was previously the Senior Vice President and Chief Financial Officer of El Pollo Loco, Inc. from 2002 to 2009. Mr. Stein has served in a variety of executive positions with other restaurant companies during his over 25-year career, including with Rubio’s Restaurants, Inc., Checkers Drive-In Restaurants, Inc. and CKE Restaurants, Inc. Mr. Stein was also previously a certified public accountant for KPMG LLP. From June 2013 to December 2017, Mr. Stein was a member of the Board of Directors of Ignite Restaurant Group, Inc. serving as chairman of its compensation committee. From February 2012 to May 2013, Mr. Stein served as a director of ROI Acquisition Corp., a special purpose acquisition company that completed its business combination in May 2013. Mr. Stein holds a B.A. in accounting from California State University-Long Beach.
Mr. Stein is qualified to serve on our Board of Directors due to his extensive experience as a senior executive officer in the restaurant industry, his accounting and financial expertise, and his significant experience in serving on other public boards.
Patrick D. Walsh (age 42) has served as a director since the consummation of the Business Combination. Mr. Walsh is the Founder and Chief Executive Officer of PW Partners, LLC, and PW Partners Atlas Funds, LLC. Prior to founding PW Partners, LLC in August 2012, Mr. Walsh was Managing Partner of PWK Partners, LLC, a private investment firm. From March 2008 to September 2011, Mr. Walsh served as a Partner at a Chicago based private investment management firm. Mr. Walsh has served as a director of Famous Dave’s of America, Inc. (NASDAQ: DAVE), an owner, operator and franchisor of barbecue restaurants, since April 2013, where he also serves as chairman of the compensation committee and as a member of the audit committee. Mr. Walsh has served as a director of BJ’s Restaurants Inc. (NASDAQ: BJRI), an owner and operator of casual dining restaurants, since June 2014, where he also serves as a member of the compensation and audit committees. In March 2015, Mr. Walsh was appointed to the Board of Directors of Town Sports International Holdings, Inc. (NASDAQ: CLUB), an owner and operator of fitness clubs in the Northeast and Mid-Atlantic regions of the United States, where he also serves as Chief Executive Officer and Chairman of the Board. Mr. Walsh received his B.S. in Accounting from Boston College and is a Chartered Financial Analyst.
Mr. Walsh is qualified to serve on our Board of Directors due to his significant experience in the restaurant industry as both an investor and as a director, as well as his extensive operational and managerial experience and broad understanding of operations, financial and strategic issues facing public companies.
Directors Continuing in Office
Class III Directors—Terms Expiring at the 2019 Annual Meeting of Shareholders
Ari B. Levy (age 38) has served as a director since November 19, 2013 and previously served as our President and Chief Investment Officer from September 30, 2013 until the consummation of the Business Combination. Ari B. Levy is a Managing Partner of Levy Family Partners, LLC, a position that he has held since March 2007. At Levy Family Partners, LLC, Ari B. Levy has served on the Investment Committee responsible for evaluating, executing and managing the company’s portfolio of investments. Ari B. Levy also founded Lakeview Investment Group, or Lakeview, in February 2005 as an independent, employee-owned asset management firm. In addition, Ari B. Levy founded Lakeview Investment Group & Trading Co. LLC in September 2013 as a proprietary trading firm. Prior to founding Lakeview, Ari B. Levy served as a Vice President and Share Partner at Advisory Research, Inc., a Chicago-based investment management firm with approximately $3 billion in assets under management at the time of his departure in August 2004. Prior to his time at Advisory Research, Inc., Ari B. Levy served as an analyst in the investment banking division of Mesirow Financial, working on a number of middle market sell and buy side merger and acquisition advisory engagements across a broad group of sectors. Ari B. Levy holds a B.A. in International Relations from Stanford University. Lawrence F. Levy is Ari B. Levy’s father.
Ari B. Levy’s years of assessing public and private companies in the restaurant and hospitality sectors, among others, qualify him to serve on our Board of Directors.
R.J. Melman (age 38) has served as a director since the consummation of the Business Combination. Mr. Melman is the President of Lettuce Entertain You Enterprises, Inc. (“LEYE”), a Chicago-based operator and manager of more than 100 restaurants and is currently a member of LEYE’s Executive Committee. Mr. Melman has been President of LEYE since September 2017, a partner since 2007 and has held various roles within LEYE since 2001. Mr. Melman has served as the executive partner of Hub 51, Sub 51, il Porcellino, Studio Paris, RPM Italian, RPM Steak, Bub City, Three Dots and a Dash, Ramen-san, Summer House Santa Monica, Stella Barra Pizza, Sushi-san and M Street Kitchen. Mr. Melman received his B.A. in Political Science and Communication Studies from the University of Kansas.
Mr. Melman is qualified to serve on our Board of Directors due to his significant management experience in the restaurant industry and his general executive experience as President of LEYE and a key member of LEYE’s Executive Committee.

John D. Cappasola, Jr. (age 44) has served as a director and as our President and Chief Executive Officer since July 2017. From January 2017 to July 2017, Mr. Cappasola was our President and Chief Brand Officer. From 2012 to 2016, Mr. Cappasola was our Executive Vice President and has held the position of Chief Brand Officer since February 2011. Prior to that, Mr. Cappasola served as Vice President of Marketing since being appointed to that position in March 2009. From September 2008 to March 2009, he served as Vice President of Marketing Development. From August 2002 to September 2008, Mr. Cappasola held positions in marketing, strategic development, and operations at Blockbuster, Inc. of Dallas, Texas. Mr. Cappasola earned a Bachelor of Science degree in Business Management from California Coast University.
Based on his extensive industry and management experience in the quick-service and retail sector, his familiarity with us and his understanding of restaurant operations. Mr. Cappasola is well qualified to lead us and to also serve on our board.

Class I Directors—Terms Expiring at the 2020 Annual Meeting of Shareholders
Lawrence F. Levy (age 74) has served as chairman of our Board of Directors since November 19, 2013. Mr. Levy served as our Chief Executive Officer from August 2, 2013 until the consummation of the Business Combination. Mr. Levy is a Co-Founder and Chairman Emeritus of the Chicago-based Levy Restaurants, an international food service company that Mr. Levy founded with his brother in 1978. Mr. Levy was Executive Chairman until 2006 and Chief Executive Officer of Levy Restaurants until 2004, a few years before the company was sold to Compass Group USA. As Executive Chairman and Chief Executive Officer, Mr. Levy was responsible for all aspects of operations, strategy, growth, and various other functions of the company. During his time as Executive Chairman and after he became non-executive Chairman after the sale in 2006, Mr. Levy continued to actively participate in significant company initiatives and to advise senior management on all aspects of the company, including strategy, operations and corporate development. Mr. Levy is also the Founder and a Managing Partner of Levy Family Partners, LLC, a family investment office that oversees a broad portfolio of public and private investments, including hospitality, real estate, and technology companies. Mr. Levy received his B.S. and M.B.A. from Northwestern University. Ari B. Levy is the son of Lawrence F. Levy.
Mr. Levy is qualified to serve on our Board of Directors due to his extensive experience as a chief executive officer of an international food service company and in-depth knowledge of the foodservice industry and his experience on boards of public companies.
Eileen Aptman (age 50) has served as a director since the consummation of the Business Combination. Ms. Aptman has been the Chief Investment Officer of Belfer Management LLC, a family investment firm active in the global capital markets, since 2002. Prior to joining Belfer Management LLC, Ms. Aptman managed the small and midcap value investment strategy in the asset management division of Goldman Sachs. Ms. Aptman started her investment career as an equity analyst for Scott Black at Delphi Management. From September 2011 to March 2014, Ms. Aptman served as a member of the Board of Directors of the general partner of American Midstream Partners, LP (NYSE: AMID), an owner, operator, developer, and acquirer of midstream energy assets. Ms. Aptman has also served on the Board of Directors of private companies including Presidential Financial and Rose Tarlow Melrose House. Ms. Aptman is a member of George Soros' Open Society Foundation Investment Committee as well as a member of the Investment Committee of Tufts University. She is also a member of The Brookings Council. Ms. Aptman holds a B.A. from Tufts University in Political Science and Asian Studies and is a Chartered Financial Analyst.
Ms. Aptman is qualified to serve on our Board of Directors due to her general business knowledge, investment experience and prior service as a member of the board of directors of the general partner of a publicly traded company.
GOVERNANCE
Director Independence
Pursuant to Nasdaq listing standards, a majority of the members of our Board of Directors must qualify as “independent,” as affirmatively determined by our Board of Directors. Consistent with this requirement, based on the review and recommendation of the Nominating and Corporate Governance Committee, our Board of Directors reviewed all relevant identified transactions or relationships between each of our directors, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, and has affirmatively determined that each of Ms. Aptman and Messrs. Melman, Stein and Walsh is an “independent” director under the applicable Nasdaq listing standards. In making this determination, our Board of Directors found that each of these directors is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us. Our Board of Directors has also determined that each member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent and satisfies the standards for membership on such committees under applicable Nasdaq standards and Securities and Exchange Commission (“SEC”) rules.

Board Matters and Committee Membership
Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board of Directors are kept informed of our business through discussions with our Chief Executive Officer and other officers and employees, by reviewing materials provided to them during visits to our offices and by participating in meetings of the Board of Directors and its committees.
The Board of Directors held a total of ten meetings in 2017. The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. All directors attended 75% or more of the combined total number of meetings of the Board of Directors and the Board committees on which they served during 2017.
The following tables provide membership and meeting information for 2017 for each of our Board committees:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Eileen Aptman	X	X*
John D. Cappasola, Jr.
Ari B. Levy
Lawrence F. Levy
R.J. Melman		X	X
Joseph Stein	X*		X
Patrick D. Walsh	X	X	X*
Total meetings in Fiscal 2017	6	3	2
____________

*	Indicates Committee Chair
Audit Committee
The Audit Committee is responsible for, among other matters: (1) appointing, retaining and evaluating our independent registered public accounting firm and approving all services to be performed by them; (2) overseeing our independent registered public accounting firm’s qualifications, independence and performance; (3) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (4) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (5) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (6) reviewing and approving related person transactions.
Joseph Stein (chair), Eileen Aptman and Patrick D. Walsh serve on the Audit Committee. Our Board of Directors has determined that each of Mr. Stein, Ms. Aptman and Mr. Walsh qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. Our Board of Directors has determined that Mr. Stein qualifies as our “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our corporate website at http://www.deltaco.com/. The information on our website is not part of this proxy statement.

Compensation Committee
The Compensation Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans.
Eileen Aptman (chair), Patrick D. Walsh and R.J. Melman serve on the Compensation Committee. Our Board of Directors has determined that each of the members of the Compensation Committee is independent in accordance with Nasdaq listing standards. Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our corporate website at http://www.deltaco.com/. The information on our website is not part of this proxy statement.
Compensation Committee Interlocks and Insider Participation
During fiscal 2017, no officer or employee served as a member of the Company’s Compensation Committee. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors; (2) overseeing the organization of our Board of Directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our Board of Directors a set of corporate governance guidelines and principles applicable to us.
Patrick D. Walsh (chair), Joseph Stein and R.J. Melman serve on the Nominating and Corporate Governance Committee. Our Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent in accordance with Nasdaq listing standards. Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our corporate website at http://www.deltaco.com/. The information on our website is not part of this proxy statement.

Chairman and Lead Director
Lawrence F. Levy serves as Chairman of our Board of Directors. To ensure independent oversight, following the Business Combination, the Board of Directors designated Patrick D. Walsh to serve as the lead director of the Board of Directors. In addition to collaborating with the Company’s Chairman and the CEO on a regular basis, the role of the Lead Director is to prepare Board of Directors agendas with our Chairman, chair the executive sessions of the independent directors, call meetings of the independent directors and perform such other functions as our Board of Directors or independent directors may direct.
Director Nominations
The Nominating and Corporate Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the board for nomination.  The Nominating and Corporate Governance Committee considers recommendations of potential candidates from current directors, management, and shareholders.

Our bylaws sets forth the process for submitting director nominations.  Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, may be made by any stockholder of the Company who has given timely notice thereof in proper written form to the Secretary of the Company in accordance with our bylaws.
Although neither the Nominating and Corporate Governance Committee nor the board has a diversity policy, the Board is committed to a diversified membership in terms of both the individuals involved and their various experiences and areas of expertise.  The Nominating and Corporate Governance Committee has not established specific minimum age, education, years of business experience, or specific types of skills for potential director candidates but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership.  Nominees for director shall be selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company's business environment, and willingness to devote adequate time to board duties.  Board members are expected to diligently prepare for, attend, and participate in all board and applicable committee meetings.  Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member's service as a director.  The Board applies these criteria in evaluating candidates nominated by stockholders as well as in evaluating those recommended by other sources.  The committee also considers whether candidates would be “independent” for purposes of the Nasdaq listing standards and SEC rules and regulations.  These general criteria are reviewed annually by the Nominating and Corporate Governance Committee and the Board of Directors to ensure they remain pertinent and robust.
As provided in its charter, the Nominating and Corporate Governance Committee follows procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the Board of Directors and in evaluating the background and qualifications of those candidates.  Those processes can include consideration of nominees suggested by an outside search firm, incumbent board members, and shareholders.
We have not received any shareholder recommendations of director candidates with regard to the election of directors covered by this proxy statement.
Code of Ethics
We have adopted a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics is available on our website at http://www.deltaco.com/. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics to our principal executive officer, principal financial officer or principal accounting officer, we intend to satisfy the requirements under Item 5.05 of Form 8-K by posting the required information on our website at the above address. Our website is not part of this proxy statement.
Board Oversight of Risk
Risk is inherent in any business, and our management is responsible for the day-to-day management of risks that we face. The Board of Directors, on the other hand, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to evaluate the risk management process to ensure its adequacy and that it is implemented properly by management.
The Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. The Board of Directors meets regularly with senior management, including the executive officers, to discuss strategy and risks facing the Company. Senior management attends the Board of Director’s quarterly meetings, as well as certain committee meetings, in order to address any questions or concerns raised by directors on risk management and any other matters. Each quarter, the Board of Directors receives presentations from senior management on business operations, financial results and strategic issues.

The committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists in fulfilling the oversight responsibilities with respect to management of major risk exposures, including in the areas of financial reporting and internal controls. Risk assessment reports are regularly provided by management to the Audit Committee. The Compensation Committee assists in fulfilling oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee assists in fulfilling oversight responsibilities with respect to the management of risks associated with the Board of Director’s organization, membership and structure and corporate governance. All of the committees report back to the full Board of Directors as to the committees’ activities and matters discussed and reviewed at the committees’ meetings.
Board Attendance at the Annual Meeting of Shareholders
All directors are expected to attend the Annual Meeting of Shareholders. While the Board of Directors understands that there may be situations that prevent a director from attending, the Board of Directors strongly encourages all directors to make attendance at all annual meetings of shareholders a priority. All of our directors attended the Company’s 2017 Annual Meeting of Shareholders.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and holders of more than ten percent of a registered class of our equity securities are required by regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of the copies of such forms furnished to us, or written representations that no Forms 5 were required, we believe that, during the fiscal year ended January 2, 2018, all of our officers and directors complied with Section 16(a) filing requirements.
Communication with the Board of Directors
Shareholders and interested parties may send communications to the Chairman of the Board of Directors or to any one or more of the other directors by addressing such correspondence to the name(s) of any specific director(s), or to the “Board of Directors” as a whole, and mailing it to: Secretary, c/o Del Taco Restaurants, Inc., 25521 Commercentre Drive, Lake Forest, CA 92630.
CERTAIN RELATIONSHIPS OR RELATED PERSON TRANSACTIONS
Related Person Transactions
Purchase of Warrants
On March 24, 2017, the Company agreed to purchase 400,000 warrants from PW Acquisitions, LP for an aggregate purchase price of $1.5 million, which was $3.75 per warrant, representing a 5% discount to the closing price of $3.95 per warrant on that day. Patrick Walsh, a director of the Company, is the chief executive officer and managing member of the General Partner of PW Acquisitions, LP. The transaction was settled and closed on March 29, 2017.
Policies and Procedures for Related Person Transactions
Effective upon the consummation of the Business Combination, our Board of Directors adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel must promptly communicate such information to our Audit Committee or another independent body of our Board of Directors. No related person transaction may be entered into without the approval or ratification of our Audit Committee or another independent body of our Board of Directors. It is our policy that directors interested in a related person transaction must recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our Board of Directors in determining whether or not to approve or ratify a related person transaction. Accordingly, these determinations are made in accordance with Delaware law.
AUDIT COMMITTEE MATTERS
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young, our independent registered public accounting firm (the “independent auditor”). The independent auditor reports directly to the Audit Committee. As part of its responsibility, the Audit Committee established a policy to pre-approve all Audit Services and permissible Non-Audit Services performed by the independent auditor. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.
The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its understanding and knowledge of the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality.
The Audit Committee is mindful of the relationship between fees for Audit and permissible Non-Audit Services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate relationship between the total amount of fees for Audit and Audit-Related Services and the total amount of fees for Tax Services and certain permissible Non-Audit Services classified as “All Other Services.” Prior to the engagement of the independent auditor for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young submits to the Audit Committee for approval a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services:

•
Audit Services consist of services rendered by an external auditor for the audit of the Company’s annual consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards), the audit of internal control over financial reporting performed in conjunction with the audit of the annual consolidated financial statements and reviews of financial statements included in Form 10-Qs. Audit Services include services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

•
Audit-Related Services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to the audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, employee benefit plan audits, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, audit-related litigation advisory services and consultation concerning financial accounting and reporting standards, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as amended.

•
Tax Services consist of services performed by the independent auditor’s tax personnel except those included in Audit Services above. Tax Services include those services rendered by an external auditor for tax compliance, tax consulting, tax planning, expatriate tax services, transfer pricing studies, tax planning, and tax issues related to stock compensation.

•
Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service and include non-audit-related litigation advisory services and administrative assistance related to expatriate services.

For each type of service, details of the service as well as estimated fees are reviewed and pre-approved by the Audit Committee as either an annual amount or specified stand-alone activity. Pre-approval of such services is used as the basis for establishing the spend level, and the Audit Committee requires the independent auditor to report detailed actual/projected fees versus the budget periodically throughout the year by category of service and by specific project.
Circumstances may arise during the twelve-month period when it may become necessary to engage the independent auditor for additional services or additional effort not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.
This review is typically done in formal Audit Committee meetings; however, the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the services performed by our independent public accounting firms in fiscal year 2017 were pre-approved in accordance with the policy adopted by the audit committee described above.
Fees Paid to Independent Registered Public Accounting Firms for 2017 and 2016
The following table presents fees for professional audit services and other services rendered to us by Ernst & Young for the fiscal years ended January 2, 2018 and January 3, 2017 (in thousands):

	2017	2016
	Ernst & Young	Ernst & Young
Audit Fees	$540(1)	$508(1)
Audit-Related Fees	—	—
Tax Fees(2)	—	219
All Other Fees(3)	2	2
Total Fees	$542	$729
____________
(1) Audit fees were the aggregate fees billed for professional services rendered by Ernst & Young related to the audit of our consolidated financial statements and quarterly interim reviews during the fiscal years ended January 2, 2018 and January 3, 2017, as well as various consultation matters.
(2) Tax fees for the fiscal year ended January 3, 2017 were for the aggregate fees billed for professional services rendered by Ernst & Young for tax compliance and consulting services.
(3) Other fees consist of a subscription to Ernst & Young's accounting research tool during the fiscal years ended January 2, 2018 and January 3, 2017.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed Ernst & Young as the Company’s independent registered public accounting firm to examine the consolidated financial statements of the Company for fiscal year 2018 upon terms set by the Audit Committee. Although the selection and appointment of our independent registered public accounting firm is not required to be submitted to a vote of shareholders, the Board of Directors deems it desirable to obtain the shareholders’ ratification and approval of this appointment. If the appointment is not ratified by our shareholders, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year, but it is not required to do so. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the Company’s best interest.
Representatives of Ernst & Young will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Recommendation
The Board of Directors unanimously recommends that shareholders vote FOR Proposal 2, the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2019.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the Annual Report with the Company’s management and independent auditors.
Management has the primary responsibility for the financial statements and the reporting process including the internal controls systems, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.
The Audit Committee has discussed with the independent auditor the matters required to be discussed by applicable auditing standards issued by the Public Company Accounting Oversight Board. In addition, the committee has discussed with the independent auditor, the auditor’s independence, including the matters in the written disclosures and letter which were received by the committee from the independent auditors, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.
The Audit Committee discussed with the Company’s independent auditors the overall scope and plan for their audit. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 2, 2018, for filing with the U.S. Securities and Exchange Commission.
Members of the Audit Committee:
Joseph Stein (chair)
Eileen Aptman
Patrick D. Walsh

EXECUTIVE OFFICERS
The following table sets forth our current executive officers:

Name	Age	Position
John D. Cappasola, Jr.	44	President and Chief Executive Officer
Steven L. Brake	45	Executive Vice President and Chief Financial Officer
David A. Pear	54	Senior Vice President of Operations

John D. Cappasola, Jr. has been our President and Chief Executive Officer since July 2017. From January 2017 to July 2017 he was our President and Chief Brand Officer. From 2012 to 2016, Mr. Cappasola was our Executive Vice President and has held the position of Chief Brand Officer since February 2011. Prior to that, Mr. Cappasola served as Vice President of Marketing since being appointed to that position in March 2009. From September 2008 to March 2009, he served as Vice President of Marketing Development. From August 2002 to September 2008, Mr. Cappasola held positions in marketing, strategic development, and operations at Blockbuster, Inc. of Dallas, Texas. Mr. Cappasola earned a Bachelor of Science degree in Business Management from California Coast University.
Steven L. Brake has been our Executive Vice President since July 2012. He is also the Chief Financial Officer and has held that position since April 2010 and previously served as Treasurer from March 2006 to April 2010 and as the Corporate Controller from September 2003 to March 2006. From December 1995 until September 2003, Mr. Brake was with Arthur Andersen and KPMG LLP. Mr. Brake is a licensed certified public accountant (inactive) and holds a Bachelor of Arts degree in Economics from the University of California, Irvine and a Masters in Business Administration from the Paul Merage School of Business at the University of California, Irvine.
David A. Pear has been our Senior Vice President of Operations since January 2012. From January 2009 to January 2012, Mr. Pear served as Director of DMA Operations for Taco Bell of Yum Brands. From 1985 to January 2009, Mr. Pear held various positions with Domino’s Pizza, Inc., including Vice President Operations for Arizona from 2004 to 2008, and West Zone Vice President from 1994 to 2004. Mr. Pear has over 25 years of restaurant experience. Mr. Pear earned a Bachelor of Business Administration degree from Eastern Michigan University.
EXECUTIVE COMPENSATION
As an emerging growth company, the Company has opted to comply with the executive compensation rules applicable to “smaller reporting companies,” as such term is defined under SEC rules, which require compensation disclosure for the Company’s principal executive officer and the next two most highly-compensated executive officers.
The tabular disclosure and discussion that follow describe the Company’s executive compensation program during the Company’s two most recently completed fiscal years, with respect to the Company’s named executive officers, which consist of: John D. Cappasola, Jr., the Company’s President and Chief Executive Officer; Paul J.B. Murphy, III, the Company's former Chief Executive Officer; Steven L. Brake, the Company’s Executive Vice President and Chief Financial Officer and David A. Pear, the Company's Senior Vice President of Operations (collectively, the Company’s “named executive officers”).
Summary Compensation Table
The following table sets forth the compensation paid to the named executive officers that is attributable to services performed during fiscal year 2017 (a 52 week year) and fiscal year 2016 (a 53 week year):

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
John D. Cappasola, Jr., President and Chief Executive Officer	2017	450,000	773,696	479,422	21,291	(4)	1,724,409
	2016	321,058	532,068	282,691	21,221	(4)	1,157,038
Paul J.B. Murphy, III, Former Chief Executive Officer	2017	385,846	415,358	—	10,265	(5)(6)	811,469
	2016	736,768	781,630	864,966	21,160	(6)	2,404,524
Steven L. Brake, Executive Vice President and Chief Financial Officer	2017	337,646	617,687	228,815	20,563	(7)	1,204,711
	2016	321,058	532,068	282,691	19,939	(7)	1,155,756
David A. Pear, Senior Vice President of Operations	2017	283,412	367,842	124,798	24,263	(8)	800,315
	2016	280,289	348,366	164,529	22,836	(8)	816,020
____________

(1)	Salary information for fiscal year 2016 presented in this table is based on a 53 week year.

(2)
The values listed are based on the amounts recognized for financial reporting purposes in accordance with FASB ASC Topic 718 as discussed in Note 12 to the Company's audited consolidated financial statements included in the Company’s annual report on Form 10-K for fiscal 2017. The actual value a named executive officer may receive depends on market prices, and there can be no assurance that the amounts reflected will actually be realized.

(3)
The non-equity incentive plan compensation earned with respect to fiscal 2017 was paid on March 9, 2018. The non-equity incentive plan compensation earned with respect to fiscal 2016 was paid on March 10, 2017.

(4)
Of this amount for fiscal 2017, $7,440 represents auto allowance paid to Mr. Cappasola, $1,000 represents health savings account contributions by the Company and $12,851 represents health and welfare and life insurance premiums paid by the Company. Of this amount for fiscal 2016, $7,440 represents auto allowance paid to Mr. Cappasola, and $13,781 represents health and welfare and life insurance premiums paid by the Company.

(5) Mr. Murphy served as Chief Executive Officer until July 2017, at which time Mr. Cappasola was appointed to that position.

(6)
Of this amount for fiscal 2017, $3,806 represents auto allowance paid to Mr. Murphy, $1,000 represents health saving account contributions by the Company and $5,459 represents health and welfare and life insurance premiums paid by the Company. Of this amount for fiscal 2016, $7,440 represents auto allowance paid to Mr. Murphy, $1,000 represents health saving account contributions by the Company and $12,720 represents health and welfare and life insurance premiums paid by the Company.

(7)
Of this amount for fiscal 2017, $6,300 represents auto allowance paid to Mr. Brake, $1,000 represents health savings account contributions by the Company and $13,263 represents health and welfare and life insurance premiums paid by the Company. Of this amount for fiscal 2016, $6,300 represents auto allowance paid to Mr. Brake, $1,000 represents health savings account contributions by the Company and $12,639 represents health and welfare and life insurance premiums paid by the Company.

(8)
Of this amount for fiscal 2017, $6,300 represents auto allowance paid to Mr. Pear and $17,963 represents health and welfare and life insurance premiums paid by the Company. Of this amount for fiscal 2016, $6,300 represents auto allowance paid to Mr. Pear and $16,536 represents health and welfare and life insurance premiums paid by the Company.

Outstanding Equity Awards at End of Fiscal Year 2017
The following table sets forth information on outstanding equity awards held by our named executive officers on January 2, 2018:

		Stock Awards
Name	Grant Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)(1)
John D. Cappasola, Jr.	07/07/2017	125,000	(2)	$1,513,750
	06/30/2017	31,250	(2)	$378,438
	06/30/2016	23,438	(3)	$447,500
	12/16/2015	62,500	(4)	$1,342,500
	06/30/2015	10,625	(5)	$304,300
Paul J.B. Murphy, III		—		$—
Steven L. Brake	06/30/2017	31,250	(2)	$378,438
	01/04/2017	10,000	(6)	$121,100
	06/30/2016	23,438	(3)	$447,500
	12/16/2015	62,500	(4)	$1,342,500
	06/30/2015	10,625	(5)	$304,300
David A. Pear	06/30/2017	15,625	(2)	$189,219
	06/30/2016	11,719	(3)	$141,917
	12/16/2015	31,250	(4)	$378,438
	06/30/2015	10,625	(5)	$128,669
____________
(1) Based on the closing price of $12.11 of the Company’s common stock as reported by the Nasdaq Stock Market on January 2, 2018.
(2) Restricted stock awards vest in four equal annual installments commencing on June 30, 2018.
(3) Restricted stock awards vest in four equal annual installments commencing on June 30, 2017.
(4) Restricted stock awards vest in four equal annual installments commencing on June 30, 2016.
(5) Restricted stock awards vest in three equal annual installments commencing on June 30, 2016.
(6) Restricted stock awards vest in four equal annual installments commencing on January 4, 2018.

Executive Agreements
Each of the Company’s current named executive officers has entered into an employment agreement with the Company, the key terms of which are described below.
Mr. Cappasola entered into an employment letter agreement with the Company dated July 17, 2008, as amended, and an employment agreement with the Company dated June 17, 2016 (collectively, the "Cappasola Agreements"). The Cappasola Agreements provide for Mr. Cappasola's base compensation, currently at an annual rate of $550,000, and eligibility for an annual cash bonus under the Company's annual incentive plan. Mr. Cappasola's target bonus under the annual incentive plan is currently 100% of his annual base salary, with the actual bonus amount determined by the Compensation Committee. The bonus in 2017 was based on the achievement of the

Company's annual restaurant growth and EBITDA targets. The Cappasola Agreements also provide for Mr. Cappasola's participation in the Company’s health and welfare benefit package.
Mr. Murphy, the Chief Executive Officer until his resignation on July 7, 2017, entered into an employment letter agreement with the Company dated January 15, 2009, as amended, and an employment agreement with the Company dated June 7, 2016 (collectively, the "Murphy Agreements"). The Murphy Agreements provided for Mr. Murphy's base compensation, at an annual rate of $740,218 at the time of his resignation on July 7, 2017, and eligibility for an annual cash bonus under the Company’s annual incentive plan. Mr. Murphy’s target bonus under the annual incentive plan was 100% of his annual base salary, with the actual bonus amount determined by the Compensation Committee. The Murphy Agreements also provided for Mr. Murphy's participation in the Company’s health and welfare benefit package.
Mr. Brake entered into an employment agreement with the Company as of June 9, 2016 (the "Brake Agreement") and Mr. Pear entered into an employment agreement with the Company as of January 30, 2012 (the "Pear Agreement") and collectively with the Cappasola Agreements and the Brake Agreement, (the "Executive Agreements"). Mr. Brake’s and Mr. Pear's 2017 salary was determined by the Chief Executive Officer of the Company and Mr. Brake's and Mr. Pear's bonus target was determined by the Company's Board of Directors. Mr. Brake’s and Mr. Pear's actual bonus for 2017 was based on the achievement of the Company's annual restaurant growth and annual EBITDA targets.
Mr. Cappasola, Mr. Brake and Mr. Pear are each entitled to certain severance benefits under the Executive Agreements, the terms of which are described under the heading “Potential Payments upon Termination or Change in Control.”
Annual Cash Incentive Awards
The Company sponsors an annual cash incentive plan under which participants, including the Company’s named executive officers, are eligible to receive cash bonus payments if the Company achieves specific annual performance targets as determined by the Company’s Board of Directors as part of the Company’s annual business plan. Each participant’s annual cash incentive plan payment, including the Company’s named executive officers, is based on a target cash bonus amount which is a set percentage of the participant’s base salary. The target award amounts for the Company’s named executive officers for fiscal 2017, as set percentages of such officers’ base salaries, were as follows: 100% for Mr. Cappasola, 75% for Mr. Brake and 50% for Mr. Pear. Based on Mr. Murphy's resignation on July 7, 2017, he was not eligible for a fiscal 2017 cash bonus payment.
For fiscal 2017, two annual performance targets were established and approved by the Company’s Board of Directors, including a Restaurant Growth target and a Bonus Plan EBITDA target. For fiscal year 2017, 30% of the participant's annual cash incentive was based on a Restaurant Growth target of 24 new system-wide openings and 70% of the participant's annual cash incentive was based on a Bonus Plan EBITDA target of $77.2 million (before bonus amounts are taken into account).
Under the annual cash incentive plan, if the Restaurant Growth target is met, annual bonus payments will equal 30% of the participant's target bonus amount for that portion of the plan. If performance exceeds the Restaurant Growth target, amounts above the participant’s target bonus amount may be awarded and if performance was less than 20 new system-wide openings, no bonus amount would be awarded under that portion of the plan. Therefore, depending on the Company’s performance relative to the Restaurant Growth target, participant award amounts may be zero (for less than 20 new system-wide openings) or a range from 83% (for 20 new system-wide openings) up to a maximum of 117% (for 28 new system-wide openings) of the participant’s target award amount for that portion of the plan. Therefore, depending on the Company’s performance relative to the Bonus Plan EBITDA target, participant award amounts may be zero (for performance below 94% of the Bonus Plan EBITDA target) or a range from 43% (for performance that meets 94% of the Bonus Plan EBITDA target) up to a maximum of 200% (for Bonus Plan EBITDA achievement of approximately 112% or more of the Bonus Plan EBITDA target) of the participant's target award amount for that portion of the plan.

For fiscal year 2017, the Company’s Compensation Committee has determined that each of the Company’s named executive officers, excluding Mr. Murphy, earned an annual bonus of 87% of his target bonus amount, reflecting his allocation of the Company's 2017 annual cash incentive, based on achievement of 20 new system-wide openings and 97% of the Bonus Plan EBITDA target during fiscal year 2017. The annual cash inventive was paid on March 9, 2018.
Potential Payments Upon Termination or Change in Control
Pursuant to the Executive Agreements, each of the Company’s current named executive officers is entitled to receive certain payments and benefits in connection with certain employment termination events upon a Change in Control (as defined under the 2015 Omnibus Plan) of the Company.
Voluntary Resignation or Termination by Del Taco for Cause
No severance benefits are provided to Mr. Cappasola, Mr. Brake and Mr. Pear in the event the named executive officer is terminated for cause or he resigns from his employment with the Company for any reason.
Pursuant to the restricted stock award agreements with each of the named executive officers, all unvested restricted stock as of the termination date would have been forfeited.
Termination without Cause
Pursuant to the Executive Agreements, in the event that the employment of the applicable named executive officer is terminated by the Company without cause, the executive would receive the following severance payments and benefits:

•	his current base salary payable in equal monthly installments over a period of 12 months following termination;

•
a pro-rata portion of the bonus paid to the executive for the year prior to termination based on the amount of time for which he was employed in the year of termination payable in 12 equal monthly installments; and

•
continued participation, for a period of 12 months following termination, in the Company’s health plan or reimbursement of premiums for comparable health benefits up to 125% of the cost to the Company of providing the coverage prior to termination.

In the event of a termination of employment initiated by the Company without cause (as defined under the 2015 Omnibus Plan), all unvested restricted stock as of the termination date would have been forfeited. However, the Compensation Committee may, in its sole discretion, accelerate the vesting of any or all unvested restricted stock subject to such additional terms and conditions as the Compensation Committee deems appropriate.
Death or Disability
Pursuant to the Executive Agreements, in the event that the employment of the applicable named executive officer is terminated by reason of death or disability, in addition to any accrued and unpaid salary, he (or his estate) would also receive any accrued and unpaid incentive compensation.
Under the restricted stock award agreements, in the event that a named executive officer ceases active employment due to death or permanent and total disability, the Compensation Committee may, in its sole discretion, accelerate the vesting of all unvested restricted stock subject to such additional terms and conditions as the Compensation Committee deems appropriate.

Change of Control
Upon a change of control (as defined under the 2015 Omnibus Plan), all unvested restricted stock will vest immediately prior to the change of control, subject to the holder of the restricted stock continuing to be employed up to and including the effective time of the change of control.
DIRECTOR COMPENSATION
The Company pays its directors who are not employees of the Company total base consideration of $100,000, payable quarterly. Half of the total compensation is in the form of restricted stock, valued at the time it is granted, with the remaining amount to be taken as cash or restricted stock at the election of each director, with the election to be made in advance for the upcoming year.
In addition to the base consideration provided above, the following consideration is paid to the Company’s directors:

•	The Audit Committee chair receives an additional $25,000 annually;

•	The Compensation Committee chair receives an additional $20,000 annually;

•	The Nominating and Corporate Governance Committee chair receives an additional $15,000 annually;

•	To the extent any director serves as a voting member of more than 2 committees, beginning in fiscal year 2016, he or she receives an additional $10,000 annually;

•	The Lead Director receives an additional $20,000 annually and the Chairman of the Board receives an additional $30,000 annually; and

•	Each director receives $1,500 per meeting of the Board of Directors (not committees), but the fee will not apply to telephonic meetings.
In fiscal 2017, we provided the following compensation to non-employee directors. Mr. Murphy was a director and Mr. Cappasola is a director but they receive no director-related compensation as employees.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Eileen Aptman	26,000	100,000	—	—	—	—	126,000
Ari B. Levy	6,000	100,000	—	—	—	—	106,000
Lawrence F. Levy	36,000	100,000	—	—	—	—	136,000
R.J. Melman	36,000	50,000	—	—	—	—	86,000
Joseph Stein	51,000	100,000	—	—	—	—	151,000
Patrick D. Walsh	71,000	100,000	—	—	—	—	171,000

SECURITIES BENEFICIALLY OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS
The following table sets forth information known to the Company regarding the actual beneficial ownership of our common stock as of March 21, 2018 by:

•	each person who is a beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our named executive officers and directors; and

•	all executive officers and directors of the Company as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty days.
Unless otherwise noted, the business address of each of the beneficial owners listed in the table below is c/o Del Taco Restaurants, Inc., 25521 Commercentre Drive, Lake Forest, CA 92630. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Common Stock Owned(1)

Lawrence F. Levy(2)	3,817,437	9.5%
Levy Family Partners, LLC(2)	3,699,081	9.2%
Ari B. Levy(3)	3,717,437	9.3%
Belfer Investment Partners L.P.(4)	2,876,512	7.4%
Claire P. Murphy(5)	2,799,988	6.9%
Dimensional Fund Advisors L.P.(6)	2,764,297	7.1%
BlackRock Inc.(7)	2,533,045	6.5%
Goldman Sachs Asset Management, L.P.(8)	2,314,400	5.9%
FMR LLC(9)	1,910,509	4.9%
Eileen Aptman(4)	1,061,557	2.7%
PW Acquisitions, LP(10)	121,092	*
Patrick D. Walsh(10)	134,140	*
R.J. Melman(11)	30,797	*
Joseph Stein(12)	18,356	*
John D. Cappasola, Jr.(13)	374,781	1.0%
Steven L. Brake(14)	278,690	*
Paul J.B. Murphy	256,621	*
David A. Pear(15)	115,412	*
All directors and executive officers as a group (9 persons)(16)	5,849,526	14.6%
____________

*	Less than one percent.

(1)
Based on 38,445,409 shares of common stock outstanding on March 21, 2018 and 499,915 shares of unvested restricted stock, as well as the number of warrants outstanding held by each respective beneficial owner, if any. The table also includes shares that are subject to forfeiture.

(2)
Consists of (i) 2,594,429 shares held by Levy Family Partners, LLC, (ii) warrants to purchase 1,104,652 shares of common stock, for an exercise price of $11.50 per share, held by Levy Family Partners, LLC, (iii) 18,356 shares granted to each of Ari B. Levy and Lawrence F. Levy pursuant to a restricted stock award, of which 10,616 shares are vested and (iv) 100,000 shares held directly by Lawrence F. Levy Trust, dated December 23, 1988. Lawrence F. Levy and Ari B. Levy are two of the four the managers of Levy Family Partners LLC and exercise voting and dispositive control over the shares held by Levy Family Partners, LLC, but they disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(3)
Consists of (i) 2,594,429 shares held by Levy Family Partners, LLC, (ii) warrants to purchase 1,104,652 shares of common stock, for an exercise price of $11.50 per share, held by Levy Family Partners, LLC, and (iii) 18,356 shares granted to each of Ari B. Levy and Lawrence F. Levy pursuant to a restricted stock award, of which 10,616 shares are vested. Lawrence F. Levy and Ari B. Levy are two of the four the managers of Levy Family Partners LLC and exercise voting and dispositive control over the shares held by Levy Family Partners, LLC, but they disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(4)
The shares in the table held by Belfer Investment Partners, L.P. consist of 1,833,311 shares held by Belfer Investment Partners, L.P. and 1,043,201 shares held by Lime Partners, LLC. The General Partner of Belfer Investment Partners, L.P. is Belfer Management LLC. Laurence Belfer is the sole manager of Belfer Management LLC and exercises voting and dispositive power over the shares held by Belfer Investments Partners, L.P. Eileen Aptman and Belfer Management LLC are the managers of Lime Partners, LLC and the sole manager of Belfer Management LLC is Laurence D. Belfer. Ms. Aptman and Mr. Belfer exercise voting and dispositive power over the shares held by Lime Partners, LLC. The shares in the table held by Ms. Aptman consist of the shares held by Lime Partners, LLC and 18,356 shares granted pursuant to restricted stock awards, of which 10,616 shares are vested. Each of the person or entities referenced in this footnote disclaims beneficial ownership of the shares reported herein except to the extent of its, his or her pecuniary interest therein. The business address of Belfer Investment Partners, L.P. and Lime Partners, LLC is 757 Fifth Avenue, 46 th Floor, New York, NY 10153.

(5)
The shares in the table are held by Claire P. Murphy, individually and indirectly as trustee of each of the Ari Levy 2003 Investment Trust, the Steven Florsheim 2003 Investment Trust, the Andrew Florsheim 2003 Investment Trust, and Robert Florsheim 2003 Investment Trust, and consist of 1,168,898 shares and warrants to purchase 1,631,090 shares of common stock, for an exercise price of $11.50 per share. The business address for Ms. Murphy is c/o Sperling & Slater, P.C., 55 W. Monroe Street, Suite 3200, Chicago, IL 60606.

(6)	Based on the Schedule 13G of the stockholder filed with the SEC on February 9, 2018. The address for this stockholder is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(7)	Based on the Schedule 13G of the stockholder filed with the SEC on February 8, 2018. The address for this stockholder is 55 East 52nd Street, New York, NY 10055.

(8)	Based on the Schedule 13G of the stockholder filed with the SEC on February 5, 2018. The address for this stockholder is 200 West Street, New York, NY 10282.

(9)	Based on the Schedule 13G of the stockholder filed with the SEC on December 11, 2017. The address for this stockholder is 245 Summer Street, Boston, MA 02210.

(10)
Reflects 85,092 shares held by PW Acquisitions, LP., which is separately managed by PW Partners Capital Management LLC and warrants to purchase 36,000 shares of common stock, for an exercise price of $11.50 per share.  Patrick Walsh is the chief executive officer and managing member of the General Partner of PW Acquisitions, LP and the managing member of PW Partners Capital Management LLC and exercises voting and dispositive power over the shares held in these entities. The shares in the table held by Mr. Walsh consist of the shares held by PW Acquisitions, LP and 13,048 shares granted to Mr. Walsh pursuant to restricted stock awards, of which 5,308 shares are vested. Mr. Walsh disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The business address of Mr. Walsh is 141 W. Jackson Blvd., Chicago, IL 60604.

(11)	Includes 5,695 shares held in an investment trust and 25,102 shares granted to Mr. Melman pursuant to restricted stock awards, of which 21,232 shares are vested.

(12)	Includes 7,740 shares of unvested restricted stock.

(13)	Includes 252,813 shares of unvested restricted stock.

(14)	Includes 135,313 shares of unvested restricted stock.

(15)	Includes 69,219 shares of unvested restricted stock.

(16)	Does not include Paul J.B. Murphy, III since he is not a current executive officer.

OTHER MATTERS
Shareholder Proposals for the 2019 Annual Meeting of Shareholders
Proposals for Inclusion in the Proxy Statement. Under the rules of the SEC, if a shareholder wants to include a proposal for consideration in our proxy statement and proxy card for our 2019 Annual Meeting of Shareholders, the proposal must be received at our executive offices located at 25521 Commercentre Drive, Lake Forest, CA 92630 no later than February 16, 2019. The proposal should be sent to the attention of the Secretary of the Company.
Proposals to be Offered at an Annual Meeting. Under our by-laws, and as permitted by the rules of the SEC, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting if such matter is not intended to be considered for inclusion in the proxy statement. These procedures provide that director nominations and/or proposals relating to another item of business to be introduced at an annual meeting of shareholders must be received at our executive offices located at 25521 Commercentre Drive, Lake Forest, CA 92630. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2019 Annual Meeting no later than the close of business on February 16, 2019 and no earlier than the opening of business on January 17, 2019. Such notice must contain all of the information required by our by-laws.
Delivery of Documents to Shareholders
Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this proxy statement. Upon written or oral request, we will deliver a separate copy of this proxy statement to any shareholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement may likewise request that we deliver single copies of the proxy statement in the future. Shareholders may notify us of their requests by calling us at (949) 462-9300 or writing us at our principal executive offices at 25521 Commercentre Drive, Lake Forest, CA 92630.
By order of the Board of Directors,
Jack T. Tang
Secretary and General Counsel
April 5, 2018

DEL TACO RESTAURANTS, INC.
25521 COMMERCENTRE DRIVE
LAKE FOREST, CA 92630
ATTN: BECKY YANG

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
	O	O	O

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Class II Directors

Nominees

01) Joseph Stein 02) Patrick D. Walsh

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending January 1, 2019.	O	O	O

NOTE: In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the meeting and any adjournments or postponements thereof. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the election of the director nominees named herein and FOR proposal 2.The Board of Directors has no reason to believe that any of the nominees will not serve if elected. If a nominee should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee, the Company representatives named on the proxy card will vote for the substitute nominee designated by the Board of Directors unless you submit a proxy withholding your vote from the nominee being substituted.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000371560_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and the 10K/Wrap are available at www.proxyvote.com.

DEL TACO RESTAURANTS, INC.
Annual Meeting of Shareholders
May 17, 2018 9:00 AM Pacific Daylight Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Steven L. Brake (CFO) and Jack T. Tang (General Counsel), and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of DEL TACO RESTAURANTS, INC. that the shareholders is/are entitled to vote at the Annual Meeting of Shareholders to be held at 09:00 AM, PDT on May 17, 2018, at the Offices of Del Taco Restaurants, Inc. located at 25521 Commercentre Drive, Lake Forest, CA 92630, and any adjournment or postponement thereof. The undersigned hereby revokes any and all proxies previously provided by the undersigned with respect to the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000371560_2 R1.0.1.17

Continued and to be signed on reverse side